Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Second Quarter 2021 Financial Results

•	Second Quarter 2021 Revenues of $711.5 Million, Up 17.0% Compared to $607.9 Million in Prior Year Quarter

•	Second Quarter 2021 EPS of $1.77, Up 39.4% Compared to $1.27 in Prior Year Quarter; Second Quarter 2021 Adjusted EPS of $1.74, Up 31.8% Compared to $1.32 in Prior Year Quarter

•	Company Raises Full Year 2021 Guidance Ranges for Revenues and EPS and Raises Lower End of Guidance Range for Full Year 2021 Adjusted EPS

Washington, D.C., July 29, 2021 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the quarter ended June 30, 2021.

Second quarter 2021 revenues of $711.5 million increased $103.6 million, or 17.0%, compared to revenues of $607.9 million in the prior year quarter. Excluding the estimated positive impact from foreign currency translation (“FX”), revenues increased $78.9 million, or 13.0%, compared to the prior year quarter. Acquisition-related revenues contributed $19.1 million in the quarter. Excluding the estimated positive impact of FX and acquisition-related revenues, revenues increased $59.8 million, or 9.8%, compared to the prior year quarter, primarily due to higher demand in the Forensic and Litigation Consulting, Technology and Economic Consulting segments. Net income of $62.8 million compared to $48.2 million in the prior year quarter. The increase in net income was primarily due to higher operating profits in the Forensic and Litigation Consulting, Technology and Economic Consulting segments, which was partially offset by lower operating profits in the Corporate Finance & Restructuring segment compared to the prior year quarter.

Adjusted EBITDA of $92.3 million, or 13.0% of revenues, compared to $75.8 million, or 12.5% of revenues, in the prior year quarter. The increase in Adjusted EBITDA was due to higher revenues, which was partially offset by higher compensation, primarily related to a 10.1% increase in billable headcount and higher variable compensation, as well as an increase in selling, general and administrative (“SG&A”) expenses compared to the prior year quarter.

Second quarter 2021 diluted earnings per share (“EPS”) of $1.77 compared to $1.27 in the prior year quarter. Second quarter 2021 EPS included a $3.1 million fair value remeasurement of acquisition-related contingent consideration, which increased EPS by $0.09 and $2.4 million of non-cash interest expense related to the Company’s 2.0% convertible senior notes due 2023 (“2023 Convertible Notes”), which decreased EPS by $0.06. Second quarter 2021 Adjusted EPS of $1.74, which excludes the fair value remeasurement and non-cash interest expense, compared to Adjusted EPS of $1.32 in the prior year quarter.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “Our continued strong results reflect our multi-year commitment to attract, develop and support the best professionals and thereby invest behind our leading positions and emerging adjacencies. That powerful trajectory leaves me ever more convinced of our ability going forward to help our clients with an ever-increasing share of their most significant challenges and opportunities.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $125.6 million for the quarter ended June 30, 2021 compared to $153.0 million for the quarter ended June 30, 2020. The year-over-year decrease in net cash provided by operating activities was largely due to an increase in salaries, primarily related to headcount growth, which was partially offset by an increase in cash collected compared to the prior year quarter.

Cash and cash equivalents of $256.9 million at June 30, 2021 compared to $304.2 million at June 30, 2020 and $233.4 million at March 31, 2021. Total debt, net of cash, of $159.4 million at June 30, 2021 compared to $47.0 million at June 30, 2020 and $252.8 million at March 31, 2021. The sequential decrease in total debt, net of cash, was primarily due to repayment of borrowings under the Company’s senior secured bank revolving credit facility.

There were no share repurchases during the quarter ended June 30, 2021. As of June 30, 2021, approximately $167.1 million remained available for common stock repurchases under the Company’s stock repurchase authorization.

Second Quarter 2021 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment decreased $15.0 million, or 6.1%, to

$231.0 million in the quarter, compared to $246.0 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues decreased $24.9 million, or 10.1%, compared to the prior year quarter. Acquisition-related revenues contributed $17.0 million in the quarter. Excluding the estimated positive impact from FX and acquisition-related revenues, revenues decreased $41.9 million, or 17.0%, due to lower demand for restructuring services, which was partially offset by higher demand for transactions and business transformation services compared to the prior year quarter. Adjusted Segment EBITDA of $40.2 million, or 17.4% of segment revenues, compared to $76.3 million, or 31.0% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was due to lower revenues and higher compensation, primarily related to a 19.8% increase in billable headcount compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $44.4 million, or 41.7%, to $150.7 million in the quarter, compared to $106.4 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $41.3 million, or 38.8%. Acquisition-related revenues contributed $2.1 million in the quarter. Excluding the estimated positive impact from FX and acquisition-related revenues, revenues increased $39.2 million, or 36.9%, primarily due to higher demand for investigations and disputes services. Adjusted Segment EBITDA of $18.0 million, or 11.9% of segment revenues, compared to a loss of $9.0 million in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by higher compensation related to an increase in variable compensation and a 5.5% increase in billable headcount compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $31.8 million, or 21.0%, to $183.3 million in the quarter, compared to $151.5 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $25.3 million, or 16.7%, primarily due to higher demand for non-merger and acquisition (“M&A”)-related antitrust and financial economics services, which was partially offset by lower realized rates and demand for M&A-related antitrust services compared to the prior year quarter. Adjusted Segment EBITDA of $30.7 million, or 16.7% of segment revenues, compared to $21.7 million, or 14.3% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by higher compensation, related to an increase in variable compensation and a 9.1% increase in billable headcount compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $31.6 million, or 67.0%, to $78.6 million in the quarter, compared to $47.1 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $29.9 million, or 63.4%, primarily due to higher demand for cross-border investigations, litigation and M&A-related “second request” services compared to the prior year quarter. Adjusted Segment EBITDA of $18.5 million, or 23.5% of segment revenues, compared to $6.4 million, or 13.7% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by an increase in compensation and higher SG&A expenses compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $10.9 million, or 19.2%, to $67.8 million in the quarter, compared to $56.9 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $7.3 million, or 12.9%, primarily due to higher demand for corporate reputation and public affairs services compared to the prior year quarter. Adjusted Segment EBITDA of $13.5 million, or 19.9% of segment revenues, compared to $10.0 million, or 17.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by an increase in compensation and higher SG&A expenses compared to the prior year quarter.

2021 Guidance

After a record first half of 2021, the Company is raising its full year 2021 guidance ranges for revenues and EPS, and raising the lower end of its Adjusted EPS guidance range for full year 2021. The Company now estimates that revenues will range between $2.700 billion and $2.800 billion. This compares to the previous range of between $2.575 billion and $2.700 billion. The Company now estimates that EPS will range between $5.89 and $6.39. This compares to the previous range of between $5.60 and $6.30. The Company now estimates that Adjusted EPS will range between $6.00 and $6.50. This compares to the previous range of between $5.80 and $6.50. The $0.11 per share variance between EPS and Adjusted EPS guidance for full year 2021 includes estimated non-cash interest expense of $0.20 per share related to the Company’s 2023 Convertible Notes and the second quarter 2021 $0.09 per share gain related to the fair value remeasurement of acquisition-related contingent consideration.

Second Quarter 2021 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss second quarter 2021 financial results at 9:00 a.m. Eastern Time on Thursday, July 29, 2021. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 6,400 employees located in 29 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.46 billion in revenues during fiscal year 2020. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income (Loss) and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income (Loss) as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income (Loss) for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income (Loss) for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by (used in) operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of the COVID-19 pandemic and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC, and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$256,875	$294,953
Accounts receivable, net	846,121	711,357
Current portion of notes receivable	32,093	35,253
Prepaid expenses and other current assets	78,373	88,144

Total current assets	1,213,462	1,129,707
Property and equipment, net	117,477	101,642
Operating lease assets	223,618	156,645
Goodwill	1,240,057	1,234,879
Intangible assets, net	37,653	41,550
Notes receivable, net	55,675	61,121
Other assets	50,485	51,819

Total assets	$2,938,427	$2,777,363

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$156,736	$170,066
Accrued compensation	368,882	455,933
Billings in excess of services provided	36,944	44,172

Total current liabilities	562,562	670,171
Long-term debt, net	391,581	286,131
Noncurrent operating lease liabilities	230,133	161,677
Deferred income taxes	169,009	158,342
Other liabilities	95,932	100,861

Total liabilities	1,449,217	1,377,182

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 34,282 (2021) and 34,481 (2020)	343	345
Additional paid-in capital	4,270	—
Retained earnings	1,590,467	1,506,271
Accumulated other comprehensive loss	(105,870)	(106,435)

Total stockholders’ equity	1,489,210	1,400,181

Total liabilities and stockholders’ equity	$2,938,427	$2,777,363

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended June 30,
	2021	2020
	(Unaudited)
Revenues	$711,486	$607,852

Operating expenses
Direct cost of revenues	490,722	413,011
Selling, general and administrative expenses	133,930	126,928
Amortization of intangible assets	2,854	2,314

	627,506	542,253

Operating income	83,980	65,599

Other income (expense)
Interest income and other	(912)	2,202
Interest expense	(5,294)	(5,157)

	(6,206)	(2,955)

Income before income tax provision	77,774	62,644
Income tax provision	14,992	14,470

Net income	$62,782	$48,174

Earnings per common share — basic	$1.88	$1.33

Weighted average common shares outstanding — basic	33,458	36,169

Earnings per common share — diluted	$1.77	$1.27

Weighted average common shares outstanding — diluted	35,374	37,852

Other comprehensive income, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$5,807	$9,568

Total other comprehensive income, net of tax	5,807	9,568

Comprehensive income	$68,589	$57,742

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Six Months Ended June 30,
	2021	2020
	(Unaudited)
Revenues	$1,397,763	$1,212,445

Operating expenses
Direct cost of revenues	959,146	815,258
Selling, general and administrative expenses	260,476	253,887
Amortization of intangible assets	5,655	4,645

	1,225,277	1,073,790

Operating income	172,486	138,655

Other income (expense)
Interest income and other	122	7,219
Interest expense	(10,091)	(10,018)

	(9,969)	(2,799)

Income before income tax provision	162,517	135,856
Income tax provision	35,239	30,935

Net income	$127,278	$104,921

Earnings per common share — basic	$3.80	$2.89

Weighted average common shares outstanding — basic	33,470	36,292

Earnings per common share — diluted	$3.61	$2.76

Weighted average common shares outstanding — diluted	35,218	38,021

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$565	$(21,534)

Total other comprehensive income (loss), net of tax	565	(21,534)

Comprehensive income	$127,843	$83,387

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net income	$62,782	$48,174	$127,278	$104,921
Add back:
Remeasurement of acquisition-related contingent consideration	(3,130)	—	(3,130)	—
Non-cash interest expense on convertible notes	2,380	2,255	4,728	4,480
Tax impact of non-cash interest expense on convertible notes	(619)	(586)	(1,229)	(1,165)

Adjusted Net Income	$61,413	$49,843	$127,647	$108,236

Earnings per common share — diluted	$1.77	$1.27	$3.61	$2.76
Add back:
Remeasurement of acquisition-related contingent consideration	(0.09)	—	(0.09)	—
Non-cash interest expense on convertible notes	0.07	0.06	0.13	0.12
Tax impact of non-cash interest expense on convertible notes	(0.01)	(0.01)	(0.03)	(0.03)

Adjusted earnings per common share — diluted	$1.74	$1.32	$3.62	$2.85

Weighted average number of common shares outstanding — diluted	35,374	37,852	35,218	38,021

FTI CONSULTING, INC.

RECONCILIATION OF EPS GUIDANCE TO ADJUSTED EPS GUIDANCE

	Year Ended December 31, 2021
	Low	High
Guidance on estimated earnings per common share — diluted (GAAP) (1)	$5.89	$6.39
Remeasurement of acquisition-related contingent consideration	(0.09)	(0.09)
Non-cash interest expense on convertible notes, net of tax	0.20	0.20

Guidance on estimated adjusted earnings per common share (non-GAAP) (1)	$6.00	$6.50

(1)

The forward-looking guidance on estimated 2021 EPS and Adjusted EPS does not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to the future impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, or gain or loss on sale of a business as these items are dependent on future events that are uncertain and difficult to predict. The forward-looking guidance excludes any shares of common stock potentially issuable upon conversion of the 2023 Convertible Notes from the calculation of EPS.

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended June 30, 2021 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$62,782
Interest income and other							912
Interest expense							5,294
Income tax provision							14,992

Operating income	$40,103	$16,492	$29,204	$15,340	$12,198	$(29,357)	$83,980
Depreciation and amortization	1,317	1,286	1,495	3,178	558	770	8,604
Amortization of intangible assets	1,884	224	—	—	745	1	2,854
Remeasurement of acquisition-related contingent consideration	(3,130)	—	—	—	—	—	(3,130)

Adjusted EBITDA	$40,174	$18,002	$30,699	$18,518	$13,501	$(28,586)	$92,308

Six Months Ended June 30, 2021 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$127,278
Interest income and other							(122)
Interest expense							10,091
Income tax provision							35,239

Operating income	$74,402	$44,498	$54,436	$33,899	$21,318	$(56,067)	$172,486
Depreciation and amortization	2,570	2,538	2,842	6,217	1,097	1,501	16,765
Amortization of intangible assets	3,771	398	—	—	1,484	2	5,655
Remeasurement of acquisition-related contingent consideration	(3,130)	—	—	—	—	—	(3,130)

Adjusted EBITDA	$77,613	$47,434	$57,278	$40,116	$23,899	$(54,564)	$191,776

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

Three Months Ended June 30, 2020 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$48,174
Interest income and other							(2,202)
Interest expense							5,157
Income tax provision							14,470

Operating income (loss)	$73,811	$(10,382)	$20,216	$3,432	$8,798	$(30,276)	$65,599
Depreciation and amortization	1,038	1,165	1,433	3,003	552	693	7,884
Amortization of intangible assets	1,415	170	45	—	684	—	2,314

Adjusted EBITDA	$76,264	$(9,047)	$21,694	$6,435	$10,034	$(29,583)	$75,797

Six Months Ended June 30, 2020 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$104,921
Interest income and other							(7,219)
Interest expense							10,018
Income tax provision							30,935

Operating income	$120,475	$9,124	$31,612	$15,021	$16,290	$(53,867)	$138,655
Depreciation and amortization	2,017	2,581	2,703	5,898	1,138	1,370	15,707
Amortization of intangible assets	2,718	456	89	—	1,382	—	4,645

Adjusted EBITDA	$125,210	$12,161	$34,404	$20,919	$18,810	$(52,497)	$159,007

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended June 30, 2021 (Unaudited)
Corporate Finance & Restructuring	$230,971	$40,174	17.4%	59%	$456	1,632
Forensic and Litigation Consulting	150,746	18,002	11.9%	60%	$344	1,399
Economic Consulting	183,306	30,699	16.7%	75%	$524	884
Technology (1)	78,646	18,518	23.5%	N/M	N/M	429
Strategic Communications (1)	67,817	13,501	19.9%	N/M	N/M	771

	$711,486	$120,894	17.0%			5,115

Unallocated Corporate		(28,586)

Adjusted EBITDA		$92,308	13.0%

Six Months Ended June 30, 2021 (Unaudited)
Corporate Finance & Restructuring	$457,174	$77,613	17.0%	59%	$456	1,632
Forensic and Litigation Consulting	301,567	47,434	15.7%	60%	$350	1,399
Economic Consulting	352,579	57,278	16.2%	75%	$504	884
Technology (1)	158,105	40,116	25.4%	N/M	N/M	429
Strategic Communications (1)	128,338	23,899	18.6%	N/M	N/M	771

	$1,397,763	$246,340	17.6%			5,115

Unallocated Corporate		(54,564)

Adjusted EBITDA		$191,776	13.7%

Three Months Ended June 30, 2020 (Unaudited)
Corporate Finance & Restructuring	$246,011	$76,264	31.0%	71%	$494	1,362
Forensic and Litigation Consulting	106,381	(9,047)	(8.5)%	46%	$327	1,326
Economic Consulting	151,493	21,694	14.3%	73%	$508	810
Technology (1)	47,084	6,435	13.7%	N/M	N/M	386
Strategic Communications (1)	56,883	10,034	17.6%	N/M	N/M	761

	$607,852	$105,380	17.3%			4,645

Unallocated Corporate		(29,583)

Adjusted EBITDA		$75,797	12.5%

Six Months Ended June 30, 2020 (Unaudited)
Corporate Finance & Restructuring	$453,760	$125,210	27.6%	70%	$473	1,362
Forensic and Litigation Consulting	253,978	12,161	4.8%	52%	$332	1,326
Economic Consulting	283,631	34,404	12.1%	70%	$478	810
Technology (1)	105,807	20,919	19.8%	N/M	N/M	386
Strategic Communications (1)	115,269	18,810	16.3%	N/M	N/M	761

	$1,212,445	$211,504	17.4%			4,645

Unallocated Corporate		(52,497)

Adjusted EBITDA		$159,007	13.1%

N/M-	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2021	2020
	(Unaudited)
Operating activities
Net income	$127,278	$104,921
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	16,765	15,707
Amortization and impairment of intangible assets	5,655	4,645
Acquisition-related contingent consideration	(1,130)	1,120
Provision for expected credit losses	8,236	11,624
Share-based compensation	12,190	12,147
Amortization of debt discount and issuance costs and other	5,685	6,000
Deferred income taxes	9,802	4,128
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(138,838)	(42,804)
Notes receivable	8,921	5,993
Prepaid expenses and other assets	6,728	8,979
Accounts payable, accrued expenses and other	(13,518)	2,230
Income taxes	6,695	(2,344)
Accrued compensation	(88,024)	(107,217)
Billings in excess of services provided	(7,471)	4,285

Net cash provided by (used in) operating activities	(41,026)	29,414

Investing activities
Payments for acquisition of businesses, net of cash received	(9,833)	—
Purchases of property and equipment and other	(27,696)	(13,885)

Net cash used in investing activities	(37,529)	(13,885)

Financing activities
Borrowings under revolving line of credit	292,500	90,000
Repayments under revolving line of credit	(192,500)	(55,000)
Purchase and retirement of common stock	(46,133)	(99,678)
Share-based compensation tax withholdings and other	(7,475)	(6,523)
Payments for business acquisition liabilities	(7,496)	(3,948)
Deposits	602	5,098

Net cash provided by (used in) financing activities	39,498	(70,051)

Effect of exchange rate changes on cash and cash equivalents	979	(10,645)

Net decrease in cash and cash equivalents	(38,078)	(65,167)
Cash and cash equivalents, beginning of period	294,953	369,373

Cash and cash equivalents, end of period	$256,875	$304,206

FTI CONSULTING, INC.

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$125,558	$152,976	$(41,026)	$29,414
Purchases of property and equipment	(19,724)	(5,663)	(27,725)	(13,899)

Free Cash Flow	$105,834	$147,313	$(68,751)	$15,515